Exhibit 99.1

agilon health Reports Fourth Quarter and Full Year Fiscal 2025 Results
Issues 2026 Guidance Highlighting Expected Breakeven Adjusted EBITDA Midpoint
Westerville, O.H., February 25, 2026 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced results for the fourth quarter and fiscal year ended December 31, 2025.
“2025 was a pivotal year for agilon. We confronted challenges head-on and focused our actions to accelerate meaningful transformation across the company — enhancing execution, improving operating discipline, and fundamentally strengthening the economics of our model,” stated Ronald A. Williams, Executive Chair. "While we were not satisfied by our 2025 financial performance, the transformation initiatives are delivering tangible benefits which support our expectation for material improvement in 2026. Based on the progress we have made and the momentum we are carrying into 2026, I am confident in our trajectory and firmly believe agilon and our partners are entering the next phase with a stronger foundation, a more resilient model, and a clear path to sustainable value creation.”
Fourth Quarter and Fiscal Year 2025 Results:
•Total members on the agilon platform decreased to 625,000 as of December 31, 2025, comprising 511,000 Medicare Advantage members and 114,000 ACO model beneficiaries. Year-over-year changes to membership reflect previously disclosed market exits.
•Total revenue of $1.57 billion in the fourth quarter 2025 increased 3% compared to $1.52 billion in the fourth quarter 2024. For the fiscal year 2025, total revenue of $5.93 billion decreased 2% compared to $6.06 billion in 2024. Revenue reflects membership growth in new markets and same geography growth more than offset by the impact from market exits.
•Gross loss of $91 million in the fourth quarter 2025 compared to gross loss of $38 million in the fourth quarter 2024. For the fiscal year 2025, gross loss was $160 million compared to gross profit of $5 million in 2024. Net loss was $189 million in the fourth quarter of 2025 compared to a net loss of $106 million in the fourth quarter of 2024. For the fiscal year 2025, net loss of $391 million compared to a net loss of $260 million in 2024.
•Medical margin was negative $74 million during the fourth quarter 2025, compared to earnings of $1 million in the fourth quarter 2024. For the fiscal year 2025, medical margin was negative $57 million, compared to earnings of $205 million in 2024. Medical margin includes cost trend for Medicare Advantage members reserved at approximately 7.4% for the fourth quarter, in line with 7.2% in the third quarter and approximately 6.5% for the full year.
•Adjusted EBITDA loss was $142 million in the fourth quarter 2025, compared to an Adjusted EBITDA loss of $84 million in the fourth quarter 2024. For the fiscal year 2025, Adjusted EBITDA loss of $296 million, compared to Adjusted EBITDA loss of $154 million in the fiscal year 2024.

Key Financial and Operating Metrics ($M):
(Fourth Quarter 2025 vs. 2024)

	Three Months Ended December 31,		Change
	2025	2024	% YoY
Medicare Advantage Members[1]	511,000	527,000	(3%)
ACO Model Members[1,2]	114,000	132,000	(14%)
Total Members Live on Platform[1,2]	625,000	659,000	(5%)
Avg. Medicare Advantage Members	540,000	527,000	2%
Total Revenues	$1,569	$1,522	3%
Gross Profit (Loss)	($91)	($38)	(137%)
Medical Margin	($74)	$1	NM
Net Income (Loss)	($189)	($106)	(79%)
Adjusted EBITDA[3]	($142)	($84)	(69%)
Geography Entry Costs	$9	$11	(18%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon's ACO model entities contributed losses of $6 million and earnings of $42 thousand to Adjusted EBITDA during the fourth quarter 2025 and fourth quarter 2024, respectively.
Key Financial and Operating Metrics ($M):
(Fiscal Year 2025 vs. 2024)

	Twelve Months Ended December 31,		Change
	2025	2024	% YoY
Medicare Advantage Members[1]	511,000	527,000	(3%)
ACO Model Members[1,2]	114,000	132,000	(14%)
Total Members Live on Platform[1,2]	625,000	659,000	(5%)
Avg. Medicare Advantage Members	510,000	522,000	(2%)
Total Revenues	$5,933	$6,061	(2%)
Gross Profit (Loss)	$(160)	$5	NM
Medical Margin	$(57)	$205	(128%)
Net Income (Loss)	($391)	($260)	(50%)
Adjusted EBITDA[3]	($296)	($154)	(92%)
Geography Entry Costs	$26	$34	(24%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon's ACO model entities contributed $41 million and $33 million to Adjusted EBITDA during the fiscal year 2025 and fiscal year 2024, respectively.
Capital Position and Balance Sheet:
agilon health’s balance sheet as of December 31, 2025 included cash, cash equivalents and marketable securities of $285 million and total debt of $35 million. At the end of the quarter, agilon health had $91 million of cash associated with the Company’s unconsolidated ACO model entities.

First Quarter and Fiscal Year 2026 Guidance and Assumptions
Guidance ($M):

	Quarter Ended March 31, 2026		Year Ended December 31, 2026
	Low	High	Low	High
Medicare Advantage Members[1]	431,000	441,000	425,000	435,000
ACO Model Members[1,2]	105,000	110,000	100,000	105,000
Total Members Live on Platform[1]	536,000	551,000	525,000	540,000
Avg. Medicare Advantage Members	430,000	440,000	427,000	437,000
Total Revenues	$1,350	$1,390	$5,410	$5,580
Medical Margin	$115	$130	$300	$350
Adjusted EBITDA[3]	$35	$45	($15)	$15
Geography Entry Costs[4]	$3	$3	$15	$15
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model is expected to be approximately $20-$25 million for fiscal year 2026.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
Underlying Assumptions:
•Membership reflects payor contract exits of approximately 50,000 members and previously announced market exits of approximately 34,000 members. Membership also includes approximately 25,000 members in a no downside care coordination fee model including the impact of payor contract changes and new PCP partnerships.
•Elevated medical cost trend1 for 2026 is expected to remain slightly above 2025 with an estimated gross cost trend of 7.5% and 7.0% net. The 50bps difference reflects the estimated effect of payor bids.
•Part D exposure reduced to less than 15% of membership.
•Selling, general and administrative expenses is expected to be approximately $234 million2 which reflects the impact of approximately $35 million reduction in operating expenses executed in 2025, and stock-based compensation of approximately $64 million.
•Geographic entry costs of approximately $15 million reflect the company’s measured growth strategy to better align growth and performance in the current rate and elevated cost environment.
Footnotes to assumptions –
1.Medical cost trend includes the impact of the company’s clinical programs and excludes the impact from non-medical costs (e.g., supplemental benefits), which is expected to drive less impact to cost trend in 2026 compared to 2025.
2.Inclusive of additional investments in technology and new clinical programs.
The Company has not reconciled guidance for medical margin to gross profit (loss) or adjusted EBITDA to net income (loss), the most comparable GAAP measures, and has not provided forward-looking guidance for gross profit (loss) or net income (loss) in each case because of the uncertainty around certain items that may impact gross profit (loss) or net income (loss), including non-cash stock-based compensation, which cannot be predicted without unreasonable effort.
Webcast and Conference Call:
agilon health will host a conference call to discuss fourth quarter 2025 results on Wednesday, February 25, 2026, at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 470-1428 for U.S. participants and +1 (404) 975-4839 for international participants and referencing participant code 868078. A simultaneous listen-only, live webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of approximately 2,200 primary care physicians (PCPs) that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in approximately 30 diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on LinkedIn.

Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding our transformation initiatives and their anticipated benefits, expectations related to operating and financial results and the next phase of our business, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our first quarter of fiscal year 2026 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to maintain and secure additional contracts with Medicare Advantage payors on favorable terms, if at all; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; public health crises, such as pandemics or epidemics, could adversely affect us; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our ability to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; our reliance on our subsidiaries to perform and fund their operations; our use of artificial intelligence and machine learning in our business and challenges with properly managing the development and use of these technologies; our reliance on a limited number of key payors; the limited terms of contracts with our payors and our ability to renew them upon expiration; our ability to navigate the changing healthcare payor market; our reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; our reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply with such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; our dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; our ability to achieve a return on investment depends on appreciation in the price of our common stock; lawsuits not covered by insurance and securities class action litigation; sustainability issues; our stock price may be volatile; non-compliance with the New York Stock Exchange could result in a delisting of our securities; and risks related to management transitions, including the search for a permanent Chief Executive Officer, and our ability to effectively manage leadership changes; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which can be found at the SEC’s website at www.sec.gov. Additionally, ongoing implementation of performance initiatives, leadership changes, and dynamic market conditions create additional uncertainty regarding our future operating and financial performance. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Consolidated Balance Sheets
In thousands, except per share data

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$173,713	$188,231
Restricted cash and equivalents	—	5,629
Marketable securities	111,429	211,737
Receivables, net	673,793	1,017,040
Prepaid expenses and other current assets, net	137,762	35,137
Total current assets	1,096,697	1,457,774
Property, equipment, and capitalized software, net	25,417	28,169
Intangible assets, net	65,725	72,771
Goodwill	—	24,133
Other assets	83,451	151,136
Total assets	$1,271,290	$1,733,983
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$929,770	$931,664
Accounts payable and accrued expenses	127,477	220,342
Current portion of long-term debt	19,238	—
Total current liabilities	1,076,485	1,152,006
Long-term debt, net of current portion	15,750	34,904
Other liabilities	52,321	76,121
Total liabilities	1,144,556	1,263,031

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 414,728 and 412,194 shares issued and outstanding, respectively	4,147	4,122
Additional paid-in capital	2,099,995	2,053,895
Accumulated deficit	(1,978,324)	(1,586,977)
Accumulated other comprehensive income (loss)	916	(88)
Total stockholders’ equity (deficit)	126,734	470,952
Total liabilities and stockholders’ equity (deficit)	$1,271,290	$1,733,983

agilon health, inc.
Consolidated Statements of Operations
In thousands, except per share data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Revenues:
Medical services revenue	$1,566,986	$1,519,244	$5,921,341	$6,047,715
Other operating revenue	2,505	3,242	11,235	12,815
Total revenues	1,569,491	1,522,486	5,932,576	6,060,530
Expenses:
Medical services expense	1,641,315	1,518,678	5,977,906	5,842,530
Other medical expenses	18,846	42,063	114,691	213,159
General and administrative	60,101	59,755	238,536	268,912
Depreciation and amortization	6,969	6,494	28,594	24,463
Impairments	36,085	3,596	36,085	3,596
Total expenses	1,763,316	1,630,586	6,395,812	6,352,660
Income (loss) from operations	(193,825)	(108,100)	(463,236)	(292,130)
Other income (expense):
Income (loss) from equity method investments	(33,052)	(2,694)	(1,835)	14,992
Other income (expense), net	41,035	7,695	67,616	34,489
Interest expense	(1,716)	(1,574)	(6,641)	(6,177)
Income (loss) before income taxes	(187,558)	(104,673)	(404,096)	(248,826)
Income tax benefit (expense)	(1,324)	(1,757)	(1,251)	(1,451)
Income (loss) from continuing operations	(188,882)	(106,430)	(405,347)	(250,277)
Discontinued operations:
Income (loss) before gain (loss) on sales	—	640	—	(1,061)
Gain (loss) and adjustments on sales of assets, net	—	—	14,000	(8,763)
Total discontinued operations	—	640	14,000	(9,824)
Net income (loss)	(188,882)	(105,790)	(391,347)	(260,101)
Noncontrolling interests’ share in (earnings) loss	—	—	—	(50)
Net income (loss) attributable to common shares	$(188,882)	$(105,790)	$(391,347)	$(260,151)

Net income (loss) per common share, basic and diluted
Continuing operations	$(0.46)	$(0.26)	$(0.98)	$(0.61)
Discontinued operations	$—	$—	$0.03	$(0.02)

Weighted average shares outstanding, basic and diluted	414,617	412,044	413,969	410,966

agilon health, inc.
Consolidated Statements of Cash Flows
In thousands

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(391,347)	$(260,101)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	28,594	24,463
Stock-based compensation expense	49,119	50,657
Impairments	36,085	3,596
Loss (income) from equity method investments	1,835	(14,992)
Distributions of earnings from equity method investments	—	3,340
Gain (loss) and adjustments on sales of assets, net	(14,000)	3,784
Other, net	(5,518)	887
Changes in operating assets and liabilities:
Receivables, net	344,585	(74,580)
Prepaid expense and other current assets	(65,439)	8,405
Other assets	(133)	6
Medical claims and related payables	(1,894)	193,941
Accounts payable and accrued expenses	(85,585)	4,635
Other liabilities	(2,065)	(1,818)
Net cash provided by (used in) operating activities	(105,763)	(57,777)
Cash flows from investing activities:
Purchase of property and equipment	(13,242)	(13,251)
Purchase of intangible assets	(29,866)	(28,034)
Investment in loans receivable and other	(2,000)	(13,733)
Investments in marketable securities	(60,154)	(12,006)
Proceeds from maturities of marketable securities and other	193,872	206,915
Net cash provided by (used in) investing activities	88,610	139,891
Cash flows from financing activities:
Proceeds from (payments for) equity issuances, net	(2,994)	1,167
Repayments of long-term debt	—	(3,750)
Net cash provided by (used in) financing activities	(2,994)	(2,583)
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	(20,147)	79,531
Cash, cash equivalents and restricted cash and equivalents, beginning of year	193,860	114,329
Cash, cash equivalents and restricted cash and equivalents, end of year	$173,713	$193,860

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT (LOSS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Total revenues	$1,569,491	$1,522,486	$5,932,576	$6,060,530
Medical services expense	(1,641,315)	(1,518,678)	(5,977,906)	(5,842,530)
Other medical expenses(1)	(18,846)	(42,063)	(114,691)	(213,159)
Gross profit (loss)	$(90,670)	$(38,255)	$(160,021)	$4,841
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended December 31, 2025 and 2024, costs incurred in implementing geographies were $2.8 million and $3.4 million, respectively. For the twelve months ended December 31, 2025 and 2024, costs incurred in implementing geographies were $3.7 million and $5.4 million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Platform support costs	$39,673	$39,650	$159,986	$169,402
Geography entry costs(1)	6,539	7,335	22,156	28,517
Severance and related costs	1,339	(159)	6,075	4,577
Stock-based compensation expense	9,520	2,282	49,119	50,657
Other(2)	3,030	10,647	1,200	15,759
General and administrative	$60,101	$59,755	$238,536	$268,912
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Gross profit (loss)(1)	$(90,670)	$(38,255)	$(160,021)	$4,841
Other operating revenue	(2,505)	(3,242)	(11,235)	(12,815)
Other medical expenses	18,846	42,063	114,691	213,159
Medical margin	$(74,329)	$566	$(56,565)	$205,185
______________________________________________________________
(1)Gross profit (loss) is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss)(1)	$(188,882)	$(105,790)	$(391,347)	$(260,101)
(Income) loss from discontinued operations, net of income taxes	—	(640)	(14,000)	9,824
Interest expense	1,716	1,574	6,641	6,177
Income tax expense (benefit)	1,324	1,757	1,251	1,451
Depreciation and amortization	6,969	6,494	28,594	24,463
Impairments	36,085	3,596	36,085	3,596
Severance and related costs	1,339	(159)	6,075	4,577
Stock-based compensation expense	9,520	2,282	49,119	50,657
EBITDA adjustments related to equity method investments(2)	27,127	2,557	43,304	17,582
Other(3)	(37,095)	4,359	(61,877)	(12,441)
Adjusted EBITDA	$(141,897)	$(83,970)	$(296,155)	$(154,215)
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended December 31, 2025 and 2024, (i) $2.8 million and $3.4 million, respectively, are included in other medical expenses and (ii) $6.5 million and $7.3 million, respectively, are included in general and administrative expenses. For the twelve months ended December 31, 2025 and 2024, (i) $3.7 million and $5.4 million, respectively, are included in other medical expenses and (ii) $22.2 million and $28.5 million, respectively, are included in general and administrative expenses.
(2)Includes elimination of certain administrative services provided by agilon health, inc. to equity method investments.
(3)Includes interest income, transaction-related costs and elimination of certain administrative services provided by agilon health, inc. to equity method investments.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended December 31, 2025		Twelve Months Ended December 31, 2025
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,566,986	$386,456	$5,921,341	$1,693,036
Other operating revenue	2,505	—	11,235	—
Total revenues	1,569,491	386,456	5,932,576	1,693,036
Medical services expense	(1,641,315)	(384,258)	(5,977,906)	(1,539,486)
Other medical expenses	(18,846)	(2,751)	(114,691)	(90,501)
Gross profit (loss)	(90,670)	(553)	(160,021)	63,049
Other operating revenue	(2,505)	—	(11,235)	—
Other medical expenses	18,846	2,751	114,691	90,501
Medical margin	$(74,329)	$2,198	$(56,565)	$153,550

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 17 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the period ended December 31, 2025 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts
Investor Contacts
Evan Smith, CFA
SVP Investor Relations
evan.smith@agilonhealth.com

Megan Cagle
investors@agilonhealth.com
Media Contacts
Stephanie Law
Corporate Communications
media@agilonhealth.com